UNITED STATES EXPLORATION, INC.
                            1560 Broadway, Suite 1900
                             Denver, Colorado 80202

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                November 19, 1997


     The Annual Meeting of Shareholders of United States Exploration, Inc., a Colorado corporation (the "Company"), will be held at the Company offices located at 1560 Broadway, Suite 1900, Denver, Colorado 80202 on November 19, 1997, at 9:00 a.m., Mountain Standard Time, for the following purpose:

     1. To elect four members of the Board of Directors to serve until the next annual meeting of shareholders and until their successors are elected;

     2. To ratify the appointment of Grant Thornton as the Company's independent accountants for the current fiscal year; and

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record on the books of the Company at the close of business on October 2, 1997 are entitled to notice of and to vote at the Annual Meeting.

     All shareholders are invited and urged to attend the meeting in person. EVEN IF YOU EXPECT TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED, PRE-ADDRESSED ENVELOPE. If you attend the meeting, you can revoke your Proxy and vote in person.

     A Proxy Statement explaining the matters to be acted upon at the meeting follows. Please read it carefully.

                                       By Order of the Board of Directors,


                                       /s/  F. MICHAEL MURPHY
                                      ------------------------------------------
                                            F. Michael Murphy, Secretary



October 3, 1997

                         UNITED STATES EXPLORATION, INC.
                         Annual Meeting of Shareholders
                                November 19, 1997

                                 PROXY STATEMENT
                               GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of United States Exploration, Inc., a Colorado corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held at the Company's principal executive offices located at 1560 Broadway, Suite 1900, Denver, Colorado 80202, on November 19, 1997, at 9:00 a.m., Mountain Standard Time, and at any and all adjournments of such meeting. This Proxy Statement and the enclosed form of Proxy are first being sent to shareholders on or about October 21, 1997.

     If the enclosed Proxy is properly executed and returned in time to be voted at the meeting, the shares represented will be voted in accordance with the instructions contained therein. Executed Proxies that contain no instructions will be voted FOR the election of all nominees named herein as directors and FOR the ratification of the appointment of Grant Thornton as auditors.

     Shareholders who execute Proxies for the Annual Meeting may revoke their Proxies at any time prior to their exercise by delivering written notice of revocation to the Company, by delivering a duly executed Proxy bearing a later date, or by attending the meeting and voting in person.

     The cost of the meeting, including the cost of preparing and mailing this Proxy Statement and Proxy, will be borne by the Company. The Company may use the services of its directors, officers and employees to solicit Proxies, personally or by telephone, but at no additional salary or compensation. The Company will also request banks, brokers and others who hold Common Shares of the Company in nominee names to distribute Proxy soliciting materials to beneficial owners and will reimburse such banks and brokers for reasonable out-of-pocket expenses which they may incur in so doing.

     Only holders of record of the Company's Common Stock, par value $.0001 per share (the "Common Shares"), on October 2, 1997 are entitled to receive notice and to vote at the Annual Meeting. Each Common Share is entitled to one vote. On October 2, 1997, there were a total of 8,764,358 Common Shares outstanding. The holders of a majority of the outstanding Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

     Brokers who hold Common Stock in street name and do not receive instructions from their clients on how to vote on a particular proposal are permitted to vote on routine proposals but not on nonroutine proposals. The absence of votes on nonroutine proposals are "broker nonvotes." Abstentions and broker nonvotes will be counted as present for purposes of establishing a quorum, but will have no effect on the election of directors or any other matter voted on at the meeting because they will not be counted as votes for or against any matter.

                              ELECTION OF DIRECTORS

Directors and Executive Officers
--------------------------------

     In August 1997, the previous members of the Board of Directors of the Company resigned and elected as their successors Bruce D. Benson, Robert J.
Malone, Richard L. Robinson and Thomas W. Gamel. All of the current directors are nominees for re-election at the Annual Meeting. At the same time, the previous Board of Directors appointed Mr. Benson as the Company's President, Chief Executive Officer and Chairman of the Board of Directors. The new Board proceeded to appoint new executive officers to fill other key positions. The following table reflects the directors and executive officers of the Company after this change in control.



  Name                               Age               Position
  ----                               ---               --------

  Bruce D. Benson                    59                President, Chief Executive Officer and
                                                       Chairman of the Board of Directors

  Thomas W. Gamel(1)(2)              57                Director

  Robert J. Malone(1)(2)             53                Director

  Richard L. Robinson(1)(2)          67                Director

  F. Michael Murphy                  55                Chief Financial Officer, Vice President
                                                       and Secretary

  Murray N. Brooks                   55                Vice President-Operations

  Randall L. Rogers                  41                Treasurer and Principal Accounting
                                                       Officer


----------
(1)     Member of the Audit Committee.
(2)     Member of the Compensation Committee.
----------

     Bruce D. Benson has been the President, Chief Executive Officer and Chairman of the Board of Directors of the Company since August 1997. Since 1965, Mr. Benson has been the owner and president of Benson Mineral Group, Inc. ("BMG"), a privately held company involved in oil and gas production, gas processing and oil and gas pipeline operations. BMG has also been an active investor in a variety of other industries including real estate, banking, mortgage servicing, cable television, management of real estate investment trusts and franchise restaurants. Mr. Benson is a director of Asset Investors Corporation, a publicly held company listed on the New York Stock Exchange, and Commercial Assets, Inc., a publicly held company listed on the American Stock Exchange. He is a trustee and past president and chairman of the Denver Area Council of the Boy Scouts of America, president of the Denver Zoological

Foundation, National Chairman of the University of Colorado Comprehensive Capital Campaign and past chairman of the Colorado Commission on Higher Education. In 1994, Mr. Benson was the Republican nominee for Governor of the State of Colorado.

     Thomas W. Gamel has been a director of the Company since August 1997. Since 1992, Mr. Gamel has served as chairman of Rockmont Value Investors, Ltd., a privately held investment company. He has been an owner and director of Timpte Industries, Inc. a diversified private holding company, since 1970, and is an owner and director of several other private companies. Mr. Gamel is presently a director of Koaala Corporation, a publicly traded corporation whose securities are quoted on the Nasdaq National Stock Market. Mr. Gamel is a certified public accountant.

     Robert J. Malone has been a director of the Company since August 1997. From 1992 to 1996, Mr. Malone was the chairman and chief executive officer of Colorado National Bank of Denver, Colorado and its holding company, Colorado National Bankshares, Inc. and has continued as the chairman of the board since 1996. From 1990 to 1992, he was chairman of the board, president and chief executive officer of Western Capital Investment Inc. and its principal subsidiary, Bank Western. Western Capital was merged into First Bank Systems, Inc. (now U.S. Bankcorp) in December 1992. He presently serves on the Board of Commercial Assets, Inc., an American Stock Exchange listed company. Mr. Malone has served on the boards of several community and charitable organizations, including the Denver Metro Chamber of Commerce, and is currently Chairman of the Board of Trustees of Colorado's Ocean Journey and a Trustee of Regis University. He is past-president of the Young Presidents Organization and past chairman of the board of Regis University.

     Richard L. Robinson has been a director of the Company since August 1997. Since 1975, Mr. Robinson has served as chairman of the board and chief executive officer of Robinson Dairy, Inc., a privately held dairy company. He also serves on the Board of Directors of several publicly traded companies, including Asset Investors Corporation, First Bank System (now U.S. Bankcorp) and Columbia/Health One. In addition to serving on the Board of Directors of the Milk Industry Foundation, Mr. Robinson serves on the Boards of many charitable and community organizations including Mile High United Way, Regis University and Children's Hospital of Denver, Colorado.

     F. Michael Murphy was appointed Chief Financial Officer, Vice President and Secretary of the Company in August 1997. He has been employed by BMG since 1977, first as tax manager and since 1980 as chief financial officer. Mr. Murphy is a certified public accountant, having begun his career with Arthur Young (now Ernst & Young).

     Murray N. Brooks has been the vice president of operations of the Company since August 1997. Mr. Brooks has more than 30 years experience in the oil and gas industry. He has been employed by BMG since 1984. During that time he has worked in virtually every aspect of BMG's business with special emphasis on management, engineering, production and drilling. From 1965 through 1984,

Mr. Brooks was employed by Husky Oil Company, rising from pumper to the Division Manager of the Mid-Continent Region with overall responsibility for engineering, geology and the accounting/reporting function.

     Randall L. Rogers has been Treasurer of the Company since August 1997. He has been employed by BMG since 1985. Until 1996, he was BMG's tax manager and since that time he has been its controller.

     Each director will serve until the next annual meeting of shareholders and until his successor is duly elected and qualified. Officers of the Company serve at the pleasure of the Board of Directors. The Company held its last annual meeting of shareholders in November of 1994. There is no family relationship between any of the Company's directors or executive officers. Messrs. Benson, Murphy, Brooks and Rogers continue to serve as officers and employees of BMG and do not devote their full business time to the Company. See "Management Remuneration -- Certain Transactions -- Cost Sharing Agreement."

     If a quorum is present, directors are elected by a plurality of votes (i.e. the four candidates receiving the highest number of votes will be elected to the Board of Directors). The Board of Directors unanimously recommends a vote FOR the nominees listed above.

Board of Directors' Meeting and Committees
------------------------------------------

     The Board of Directors did not conduct regular meetings of its members during the fiscal year ended March 31, 1997. During that fiscal year, the Company's Board of Directors met once and took action nine times by unanimous written consent. Messrs. Demetrie D. Carone, Ronald R. McGinnis and Jack MacIsaac were the directors during fiscal 1997 and were all present, either in person or by telephone, at each meeting of the Board of Directors.

     Subsequent  to the 1997  fiscal  year end,  the Board of  Directors  of the
Company  formed  an Audit  Committee  and a  Compensation  Committee.  The Audit
Committee is responsible for reviewing and evaluating the Company's financial controls and financial reporting obligations. The members of the Audit Committee are Messrs. Gamel, Malone and Robinson. The Compensation Committee is responsible for reviewing and evaluating the duties and performance of the Company's officers and key employees and making recommendations concerning their compensation. The members of the Compensation Committee are Messrs. Gamel, Malone and Robinson.

Management Remuneration
-----------------------

     The following table sets forth all compensation paid or payable to the Chief Executive Officer of the Company for the periods indicated. No executive officer received total compensation in excess of $100,000 in respect of any such period. The persons listed in the table are referred to herein as the "Named Executive Officers."

                               Summary Compensation

                                                                Annual
      Name and                                               Compensation
  Principal Position                        Year                Salary
  ------------------                        ----                ------

  Demetrie D. Carone, President,           1997(1)             $   -0-
  Chief Executive Officer and
  Chairman of the Board

  Terry L. Carroll, President,             1997(2)               24,000
  Chief Executive Officer and              1996                  96,000
  Chairman of the Board                    1995                  96,000

---------------
(1) Mr. Carone served as the Company's Chief Executive Officer during a portion of fiscal 1997 for no compensation.

(2) Mr. Carroll received $24,000 in compensation for that portion of fiscal 1997 during which he served as the Company's Chief Executive Officer.

     The following table reflects the options exercised by the Named Executive Officers during the last fiscal year. Neither of the Named Executive Officers held any unexercised options or stock appreciation rights as of the end of that year.

                 Aggregate Option Exercises in Last Fiscal Year

                                  Shares
                                 acquired on
       Name                       exercise                 Value realized ($)
       ----                       --------                 ------------------


  Demetrie D. Carone               480,000                    $1,369,000(1)
  Terry L. Carroll                 131,400                        75,555(2)

---------------
(1) On May 30, August 1 and November 4, 1996 Mr. Carone exercised options to purchase 120,000, 25,000 and 335,000 shares of the Company's Common Stock at exercise prices of $.55, $.75 and $.75, respectively. The value realized reflects the difference between the exercise price and the last reported price for the stock on the date of exercise as reported on the Nasdaq Stock Market.

(2) On August 5, 1996, Mr. Carroll exercised options to purchase 131,400 shares of the Company's Common Stock at a purchase price of $.55 per share. The value realized reflects the difference between the exercise price and the last reported price for the stock on the date of exercise as reported on the Nasdaq Stock Market.

     In connection with his appointment as the Company's new Chief Executive Officer, Mr. Benson and the Company entered into an Executive Employment Agreement dated August 7, 1997 (the "Employment Agreement"). The Employment Agreement provides for a base salary of not less than $150,000 per year and bonuses in the discretion of the Board of Directors. It has an initial term of three years, but renews automatically for successive one-year terms unless terminated by either party. During the initial or any renewal term, Mr. Benson's employment may be terminated at any time by the Board of Directors, without cause, but Mr. Benson may terminate only upon the occurrence of certain events, including a change in control of the Company as defined in the Employment Agreement. The Company would not be required to pay Mr. Benson any compensation as a result of or after any termination of the Employment Agreement. Mr. Benson is not required to devote his full business time to the Company.

     Pursuant to the Employment Agreement, Mr. Benson received options to acquire up to 4,000,000 shares of the Company's Common Stock. Of those options, options to acquire 1,000,000 shares at $4.50 per share and 1,000,000 shares at $6.00 per share vested immediately and options to purchase 1,000,000 shares at $9.00 per share and 1,000,000 shares at $12.00 per share will vest on the first anniversary of the Employment Agreement. All of the options, whether or not otherwise vested, become exercisable (a) immediately prior to the closing of the sale by the Company of all or substantially all of its assets or (b) immediately prior to the closing of any merger, consolidation, or other transaction in which the outstanding Common Stock of the Company is converted into or exchanged for securities, cash or other property. All of the options have a term of ten years from the date of the Employment Agreement. However, the options would expire 90 days after the termination of Mr. Benson's employment for cause, as defined in the Employment Agreement, or one year after Mr. Benson's death or disability. The termination of employment for any other reason would not affect the term of the options.

     Each member of the Board of Directors who is not an employee of the Company is entitled to receive compensation in the amount of $1,000 per meeting of the Board attended in person or by telephone and $500 per committee meeting attended in person or by telephone and which is not in connection with a regular or special meeting of the Board. In August, 1997, the Company granted options to purchase 179,000 shares of Common Stock for $4.125 per share to each of Messrs. Gamel, Malone and Robinson.

Security Ownership of Certain Beneficial Owners and Management
--------------------------------------------------------------

     The following table sets forth the beneficial ownership of Common Stock and of the Company's 1996 Series C Convertible Preferred Stock ("Series C Preferred Stock") by (i) each person who, at the date of this Proxy Statement, held of record or was known by management of the Company to own beneficially more than 5% of the Common Shares, (ii) each of the Named Executive Officers, (iii) each director of the Company and (iv) all directors and executive officers of the Company as a group. The figures in the table for beneficial ownership of Common Stock include shares that the person or group has the right to acquire upon conversion of Series C Preferred Stock and upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after the date of this Proxy Statement. Each of the 3,850,000 outstanding shares of Series C Preferred Stock is convertible into two Common Shares. The holders of the Series C Preferred Stock are not entitled to vote at the Annual Meeting. To the Company's knowledge, the shareholders listed below have sole voting and investment power, except as otherwise noted.




                                          Common Stock              Series C Preferred Stock
                                          ------------              ------------------------
Name and                            Number of        Percent        Number of        Percent
Address                              Shares         of Class         Shares         of Class
-------                              ------         --------         ------         --------

Bruce D. Benson
1560 Broadway, Suite 1900
Denver, Colorado 80202             2,220,000(1)       20.62%           --                --

Thomas W. Gamel
700 Broadway, Suite 800
Denver, Colorado 80202               388,788(2)        4.35%           --                --

Robert J. Malone
335 St. Paul Street
Denver, Colorado 80202               295,500(3)        3.30%           --                --

Richard L. Robinson
646 Bryant
Denver, Colorado 80202               305,000(4)        3.41%           --                --

Demetrie D. Carone
6623 East 117th Street
Bixby, Oklahoma 74008              1,133,804(5)       12.87%          23,665            0.61%

Terry L. Carroll
1901 New Street
Independence, Kansas 67337           143,500           1.64%           --                --

Dale Jensen
2417 Ridge Road
Lincoln, Nebraska 68512            3,368,770(6)       31.30%       1,000,000           25.97%

Donald F. Dillon
5561 South 40th Street
Suite 220
Lincoln, Nebraska 68516            1,132,818(7)       11.70%         458,334           11.90%


                                                       7


Thomas Stansfield
7052 East Fremont Place
Englewood, Colorado 80112           1,417,000(8)       14.51%        500,000           12.99%

Directors and Executive
Officers as a Group
(7 individuals)                     3,209,288(9)       28.40%          --                --


----------
(1) Includes 2,000,000 shares underlying options, 1,000,000 of which are exercisable at $4.50 per share and 1,000,000 of which are exercisable at $6.00 per share, each until August 7, 2007.

(2) Includes (i) 106,288 shares held indirectly through a corporation of which Mr. Gamel has voting control and (ii) 179,000 shares underlying options exercisable at $4.125 per share until August 13, 2007.

(3) Includes 179,000 shares underlying options exercisable at $4.125 per share until August 13, 2007.

(4) Includes 179,000 shares underlying options exercisable at $4.125 per share until August 12, 2007.

(5) Includes (i) 47,330 shares underlying 23,665 shares of Series C Preferred Stock held jointly with spouse and (ii) 471,931 shares held jointly with spouse.

(6) Includes 2,000,000 shares underlying 1,000,000 shares of Series C Preferred Stock.

(7) Includes (i) 216,150 shares and (ii) 916,668 shares underlying 458,334 shares of Series C Preferred Stock, both held by a limited liability company of which Mr. Dillon is the sole member. Mr. Dillon owns no shares directly.

(8) Includes 1,000,000 shares underlying 500,000 shares of Series C Preferred Stock.

(9) Includes an aggregate of 2,537,000 shares underlying options. The current executive officers of the Company other than Mr. Benson do not beneficially own any shares of Common Stock.

Certain Transactions
--------------------

Acquisitions

     Effective January 15, 1997, the Company completed three acquisitions from individuals who were either officers, directors or principal shareholders of the Company at that time, or entities controlled by such individuals. The Company acquired all of the assets of Five Star Petroleum, consisting of interests in oil and gas leases and related equipment, for a purchase price of $1,300,000. The entire purchase price was paid in cash. Demetrie D. Carone, who was then the president and a director of the Company and is a principal shareholder of the Company, was also president, a director and principal shareholder of Five Star. In addition, Dale Jensen and Thomas Stansfield, beneficial owners of more than five percent of the Company's Common Stock, were principal shareholders of Five Star. As a result of that acquisition, Messrs. Carone, Jensen and Stansfield received $262,286, $275,340 and $241,150, respectively.

     Contemporaneously, the Company completed the acquisition of ZCA Gas Gathering, Inc. ("ZCA"). The assets of ZCA included an interest in a gas gathering system and oil and gas lease. The purchase price of this acquisition was $560,000 paid by the Company in cash, and $240,000 paid by an unrelated third party. Messrs. Carone and Jensen were the shareholders of ZCA, owning an equal interest in that entity, and received an equal portion of the purchase price paid by the Company. ZCA was acquired by Messrs. Carone and Jensen in July, 1996 for a purchase price of $800,000.

     Finally, the Company acquired certain oil and gas leases located in Osage County, Oklahoma from certain individuals, including Messrs. Carone and Jensen and Donald F. Dillon, a beneficial owner of more than 5% of the Company's Common Stock. The Company paid $200,000 cash for those leases, of which Mr. Carone received $120,000, Mr. Jensen received $20,000 and Mr. Dillon received $20,000.

     Effective August 31, 1995, the Company completed the acquisitions of Performance Petroleum Corporation and Pacific-Osage, Inc. The Company paid $800,000 cash to the stockholders of Performance and satisfied outstanding notes payable by Performance in the approximate amount of $4,600,000. The Company also issued 1,000 shares of its Common Stock in connection with the acquisition. The Company acquired Pacific-Osage for approximately $840,000 in cash. Messrs. Carone and Jensen were also officers, directors and principal shareholders of Performance and Mr. Carone was an officer, director and principal shareholder of Pacific-Osage. As shareholders of those entities, Messrs. Carone and Jensen received $280,540 and $148,260 in cash, respectively. In connection with those acquisitions, Messrs. Carone and Jensen received 408,805 and 408,770 shares of Common Stock, respectively, as a result of the conversion of certain Company debentures owned by Five Star Petroleum, an affiliate of Performance. Messrs. Carone and Jensen also received options to acquire an aggregate of 480,000 and 360,000 shares of Common Stock, respectively, in conjunction with consulting agreements executed with the Company. All of those options were subsequently exercised at a price of $.55 per share for 120, 000 shares acquired by Mr. Carone and $.75 per share for the remaining 720,000 shares.

Cost Sharing Agreement

     Effective August 12, 1997, the Company relocated its principal executive office from Independence, Kansas to Denver, Colorado. In connection with that move, the Company entered into a Cost and Expense Sharing Agreement (the "Sharing Agreement") with BMG, of which Mr. Benson is president, a director and sole shareholder. Pursuant to the Sharing Agreement, the Company has agreed to reimburse BMG for a share of BMG's office rent, personnel costs and other overhead and administrative expenses based upon the actual use of facilities and personnel by the Company. The Company believes that the terms of the Sharing Agreement are no less favorable than could have been obtained from an independent third party or by hiring employees on a full-time basis and operating separate office facilities.

Compliance with Section 16(a) of the Securities Exchange Act of 1934
--------------------------------------------------------------------

     During the year ended March 31, 1997, Thomas Stansfield, a beneficial owner of more than 5% of the Company's outstanding Common Stock, filed a late Form 5 reporting in an untimely manner one transaction which was not previously reported on a Form 4. Mr. Donald F. Dillon, also a beneficial owner of more than 5% of the outstanding Common Stock of the Company, filed late Forms 4 and Form 5 reporting two transactions in an untimely manner. Lancaster Ventures, LLC, a limited liability company wholly owned by Donald F. Dillon, a beneficial owner of more than 5% of the outstanding Common Stock of the Company, filed a late Form 5 reporting in an untimely manner one transaction which was not previously reported on a Form 4. The Company is not aware of any other reports having been filed in an untimely manner, or of any failure to file a required report, during the year ended March 31, 1997.

                             APPOINTMENT OF AUDITORS

     The Board of Directors has appointed Grant Thornton to audit the financial statements of the Company for the current fiscal year, and solicits the ratification of this appointment by the shareholders. Neither such firm, any of its members nor any of their associates, has or has had during the past four years, any financial interest in the Company, direct or indirect, or any relationship with the Company other than in connection with their duties as auditors and accountants.

     Representatives of Grant Thornton are expected to be present at the Annual Meeting to respond to shareholders' questions and to make any statements they consider appropriate.

                SHAREHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

     Shareholders who wish to submit a proposal for action at the 1998 Annual Meeting of Shareholders must do so in accordance with the regulations of the Securities and Exchange Commission. In order to be eligible to submit a proposal, a shareholder must own and have owned, for one year prior to the date of the annual meeting, at least 1% or $1,000 in market value of securities entitled to be voted on the proposal, and must continue to hold such securities through the date of the meeting. For proposals to be considered for inclusion in the Proxy Statement for the 1998 annual meeting, they must be received by the Company no later than December 31, 1997. It is anticipated that the next annual meeting will be held in the spring of 1998. Such proposals should be directed to United States Exploration, Inc., 1560 Broadway, Suite 1900, Denver, Colorado 80202, Attention: F. Michael Murphy, Secretary.

                          ANNUAL REPORT TO SHAREHOLDERS

     The Company's Annual Report to Shareholders for the fiscal year ended March 31, 1997, including financial statements and schedules, is included with this Proxy Statement.


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


                                 OTHER BUSINESS

     The Board of Directors is not aware of any business to come before the meeting other than those matters described above in this Proxy Statement. If, however, any other matters should properly come before the meeting, it is intended that holders of the Proxies will act in accordance with their judgment on such matters.

                                    BY ORDER OF THE BOARD OF DIRECTORS:


                                    /s/  F. MICHAEL MURPHY
                                    --------------------------------------------
                                    F. Michael Murphy, Secretary


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